EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on this Schedule 13D, dated July 27, 2015 (the “Schedule 13D”), with respect to the Ordinary of Medigus Ltd. is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to this Schedule 13D.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: July 27, 2015	ORBIMED ISRAEL BIOFUND GP LIMITED PARTNERSHIP

	By:	OrbiMed Israel GP Ltd., its General Partner

	By:	/s/ Nissim Darvish
Nissim Darvish
Director

ORBIMED ISRAEL GP LTD.

By:	/s/ Nissim Darvish
Nissim Darvish
Director